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                                                                       EXHIBIT 5

             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]








                                  June 13, 2003



Ramco-Gershenson Properties Trust
Suite 200
27600 Northwestern Highway
Southfield, Michigan  48034


                  Re: Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the "Company") -- offering of up to Two Million Four Hundred Seventy-Two Thousand Five Hundred (2,472,500) common shares of beneficial interest, par value one cent ($.01) per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (Registration No. 333-99345), as supplemented (the "Registration Statement")


Ladies and Gentlemen:

                  We have acted as special Maryland counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement, which was filed with the Securities and Exchange Commission (the "Commission") on September 9, 2002 and supplemented on November 6, 2002 and June 10, 2003. You have requested our opinion with respect to the matters set forth below.

                  In our capacity as special Maryland counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i) the declaration of trust of the Company (the "Declaration of Trust") represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the "Department") on October 2, 1997, Articles Supplementary filed with the Department on October 2, 1997 and Articles of Merger between Ramco-Gershenson Properties Trust, a Massachusetts business trust ("RGPT Massachusetts"), and the Company and filed with the Department on

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
June 13, 2003
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                           December 18, 1997 (the "December 18, 1997 Articles of
                           Merger"), Articles of Merger filed with the Department on December 31, 1997, a Certificate of Correction filed with the Department on April 23, 2002 and Articles Supplementary filed with the Department on November 8, 2002;

                  (ii) the Bylaws of the Company, adopted as of October 2, 1997 (the "Bylaws");

                  (iii) the Written Consent of Trustees in Lieu of Organization Meeting, dated as of October 2, 1997 (the "Organizational Resolutions");

                  (iv) resolutions adopted by the Board of Trustees of the Company on August 30, 2002, June 3, 2003 and June 10, 2003, which, among other things, authorized the issuance of the Shares (collectively, the "Trustees' Resolutions");

                  (v) the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

                  (vi) a status certificate of the Department, dated as of June 10, 2003, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

                  (vii) a certificate of Dennis E. Gershenson, President and Chief Executive Officer of the Company, and Richard
                           D. Gershenson, Executive Vice President and Secretary of the Company, dated as of the date hereof (the "Officers' Certificate"), to the effect that, among other things, the Declaration of Trust, the Bylaws, the Organizational Resolutions and the Trustees' Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers' Certificate; and

                  (viii) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

                  In reaching the opinions set forth below, we have assumed the following:

                  (a) each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;



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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
June 13, 2003
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                  (b)      each natural person executing any of the Documents is
                           legally competent to do so;

                  (c) any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

                  (d) none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Declaration of Trust relating to restrictions on ownership and transfer of shares of beneficial interest.

                  Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

                  (1) The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

                  (2) The Shares have been duly authorized for issuance by the Company, and the Shares, when issued and delivered in exchange for payment of the consideration therefor, will be validly issued, fully paid and non-assessable.

                  The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

                  This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Ramco-Gershenson Properties Trust
June 13, 2003
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date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

                  We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                               Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP